Exhibit 99.1


SpectraSite and SBC Communications Partner In World's Largest Tower Transaction

          $1.3 Billion Deal Includes Approximately 4,700 SBC Towers Positions SpectraSite with #1 Tower Footprint in Top 50 US Markets

    CARY, N.C., Aug. 28 /PRNewswire/ -- SpectraSite Communications, Inc., a division of SpectraSite Holdings, Inc. (Nasdaq: SITE), and SBC Communications, Inc. (NYSE: SBC) today announced a definitive agreement under which SBC will grant the exclusive rights to lease 3,900 communications towers to
SpectraSite, plus an estimated 800 new towers under a 5-year exclusive build-to-suit agreement, for a total of at least 4,700 towers. The transaction is valued at $1.308 billion, and gives SpectraSite the largest tower portfolio in the top 50 U.S. markets.
    The consideration for the transaction includes $983 million in cash and $325 million in SpectraSite common stock. Under the terms of the transaction,
SpectraSite will have exclusive lease rights to 3,900 SBC towers, and will be able to sublease space on the towers to third party tenants. In addition, SpectraSite has the option to purchase the 3,900 SBC towers at the end of the respective lease terms (on average, approximately 27 years) at a present value of $251 million. SBC Wireless has agreed to sublease space from SpectraSite on the towers for approximately $65.5 million per year with annual lease rate escalators. The transaction is expected to close in increments beginning in the fourth quarter of this year, and is subject to customary closing conditions.
    The SBC towers are located in major metropolitan markets throughout the United States, with significant tower concentrations in Los Angeles, San Diego, San Francisco, Boston, Washington D.C., Baltimore, Philadelphia, Dallas, St. Louis, Las Vegas, Chicago and Cleveland. The SBC transaction gives SpectraSite control over approximately 9,000 towers in the United States, clustered in metropolitan markets, and cements SpectraSite's position as the leading tower provider in the top 50 markets.
    "This  is a  win-win  deal for both  companies  -- one that has  significant financial  benefits  for both  parties,  capitalizes  on their  respective  core strengths and creates a long-term, strategic relationship between SBC and SpectraSite," said Jim Kahan, senior executive vice president, Corporate Development for SBC. "The ongoing quality and integrity of our wireless network is paramount to our continued success and growth, and we're confident SpectraSite has the experience, expertise, and network operating capability to manage our tower assets. In fact, we have a very positive existing relationship with SpectraSite and we've received great feedback directly about their performance from their other customers."
    "This transaction is not only company transforming, but industry transforming," said Stephen H. Clark, CEO, SpectraSite. "First, it strengthens our position as the undisputed leader in the top 50 metropolitan markets, and gives us the critical mass to be a long-term winner in this business. The SBC towers are concentrated in the leading metropolitan markets, which combined with the Nextel and AirTouch portfolios, give us the number one metropolitan tower footprint. With nearly two thirds of our total tower portfolio located in the top 50 markets, we are clearly the tower provider of choice for any wireless carrier looking to launch or expand coverage in a major market.
    "Based on the demand for towers in these locations, and the available capacity on the towers, we believe that the SBC portfolio will generate significant shareholder return for SpectraSite. SBC's portfolio of strategically located towers concentrated in leading markets could never be replicated in today's zoning environment. As a result, the SBC assets are some of the most desirable towers in this industry. In addition to the premium location of the towers, they have an average capacity of 3.75 tenants per tower, which represents the potential for extremely attractive recurring revenue on a per tower basis.

    "The build-to-suit component of this transaction represents tremendous long-term value for SpectraSite. We have entered an exclusive agreement to build or buy 100% of the new towers required by SBC over the next five years. SBC estimates that the build-to-suit agreement will include a projected 800 towers. We anticipate a much higher number, as SBC is at the forefront of the wireless industry in terms of new technology rollout," Clark added.
    "SBC's investment in SpectraSite is a strong sign of support in SpectraSite by yet another industry leader," said Lawrence B. Sorrel, Chairman of the SpectraSite Board, and General Partner of Welsh, Carson, Anderson & Stowe, which is also SpectraSite's largest investor. "SBC is the third substantial carrier transaction that SpectraSite will complete. The SBC portfolio was highly sought after among the major consolidators in the tower industry, and SBC was the first carrier to have the opportunity to truly evaluate the progress and overall performance of the tower companies from each of the prior carrier deals. The fact that SpectraSite was selected from a competitive field validates that we are the leading operator, and the partner of choice for carriers. SBC will be entitled to occupy one seat on our Board of Directors. We are proud to partner with a world class organization of SBC's caliber."
    "Combining our existing portfolio, SBC's portfolio and the exclusive build-to-suit agreement bolsters our leadership position, and allows us to take full advantage of the explosive growth in the wireless industry both today and in the future," said Tim Biltz, Chief Operating Officer, SpectraSite. "Wireless usage is highest and new applications are rolled out first in the major metropolitan markets, which means demand will continue to be the greatest in these markets. Current network deployments, both new build and expansion, are focused on the metropolitan markets. This will accelerate as 2.5 and later 3G networks begin to be deployed. SpectraSite is in an unparalleled position to capitalize on the growth of existing technology and the introduction of new technologies in the wireless industry."

    Tower Portfolio Highlights
    The SBC portfolio includes significant clusters of towers in major metropolitan markets. As a result of the SBC transaction, SpectraSite will have the #1 tower portfolio in 8 of the top 10 metropolitan markets, 13 of the top 20 metropolitan markets and 22 of the top 50 metropolitan markets, a clear industry leadership position. The following chart depicts the rank of the SpectraSite tower portfolio* in the top 10 metropolitan markets in the United States.

    Market         SpectraSite Tower
                Portfolio Rank in Market

    New York            3
    Los Angeles         1
    Chicago             1
    San Francisco       1
    Philadelphia        1
    Detroit             1
    Dallas              1
    Boston              1
    Washington, DC      1
    Houston             3

    * includes the number of towers, pro forma for the SBC transaction. Number does NOT include company owned or managed rooftops.

    The SBC portfolio includes a combination of monopole (53%), self-support (34%) and guyed (13%) towers. The average height of the towers is 151 feet and the estimated average capacity is 3.75 tenants.
    SpectraSite will host a conference call to discuss the above transaction. The call will take place today, August 28, 2000, at 10:00 AM Eastern Time. To participate, dial 1-800-633-8481 approximately 10 minutes before start time. A replay of the call will also be available until midnight, September 7, 2000. To access the replay, dial 800-633-8284. The passcode for the replay is 16147894. In addition, SpectraSite will have a slide presentation available on the company's website at http://www.spectrasite.com .

    About SBC Communications Inc.
    SBC Communications Inc. (http://www.sbc.com) is a global communications leader. Through its subsidiaries' trusted brands -- Southwestern Bell, Ameritech, Pacific Bell, SBC Telecom, Nevada Bell, SNET and Cellular One -- and world-class network, SBC's subsidiaries provide local and long-distance phone service, wireless and data communications, paging, high-speed Internet access and messaging, cable and satellite television, security services and telecommunications equipment, as well as directory advertising and publishing. In the United States, the company currently has 61.2 million access lines, 12.2 million wireless customers and is undertaking a national expansion program that will bring SBC service to an additional 30 markets. Internationally, SBC has telecommunications investments in more than 20 countries. With approximately 219,000 employees, SBC is the 13th-largest employer in the U.S., with annual revenues that rank it among the largest Fortune 500 companies.

    About SpectraSite Communications, Inc.
    SpectraSite Communications, Inc. (http://www.spectrasite.com), based in Cary, North Carolina, is one of the leading providers of shared antennae sites and outsourced network services to the wireless communications and broadcast industries in the United States and Canada. SpectraSite's business includes owning and leasing antennae sites on towers, owning and leasing in-building wireless distribution systems, owning and managing rooftops, network planning and deployment, and construction of towers and related wireless facilities. SpectraSite owns or manages more than 15,000 sites, including 3,474 owned towers, in 98 of the top 100 markets in the United States. Pro forma for all pending transactions SpectraSite will own or manage more than 20,000 sites, including nearly 9,000 towers. SpectraSite's customers are leading wireless communications providers and broadcasters, including Nextel, Sprint PCS, AT&T Wireless, Verizon, BellSouth, VoiceStream, Telecorp, Teligent, Winstar, Metricom, Cox Broadcasting, Clear Channel Communications and Paxson Communications.

    This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications,
(iii) the success of the Company's tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

    CONTACT:  Noreen Allen                    Lenny Santiago
              SpectraSite Communications      Brainerd Communicators
              919-465-6678                    212-986-6667
              noreen.allen@spectrasite.com    santiago@braincomm.com

SOURCE  SpectraSite Communications, Inc.
Web Site: http://www.spectrasite.com